EXHIBIT 23.2

Consent of Deloitte Touche Tohmatsu, Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Avanex Corporation on Form S-8 of our report dated February 4, 2003 (for Notes 1 to 21) and March 20, 2003 (for Notes 22 and 23), relating to the combined financial statements of the Optronics division of Alcatel, as of and for the year ended December 31, 2002, as included in the Avanex Corporation’s current report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2003.

Deloitte Touche Tohmatsu

Neuilly sur Seine, France
October 21, 2003